Thompson	ATLANTA CINCINNATI COLUMBUS NEW YORK
Hine	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

October 15, 2010

Lifetime Achievement Fund, Inc.
15858 West Dodge Road
Suite 310
Omaha, Nebraska 68118

Re:	Lifetime Achievement Fund, Inc., File Nos. 333-95817 and 811-09749

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 12 to the Lifetime Achievement Fund’s Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 15 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS